                        LEASE AGREEMENT (BUILDING LEASE)

                                 BY AND BETWEEN


                              AAR POWERBOSS, INC.,
                            AN ILLINOIS CORPORATION,
                                  AS LANDLORD


                                      AND


                          MINUTEMAN POWER BOSS, INC.,
                            AN ILLINOIS CORPORATION,
                                   AS TENANT



                              PREMISES LOCATED AT:
                       ANDERSON STREET AND TAYLOR STREET
                            ABERDEEN, NORTH CAROLINA




                               NOVEMBER __, 1998

                               TABLE OF CONTENTS


SECTION                                                               PAGE
-------                                                               ----
 1.   LEASED PREMISES..................................................  1
 2.   LEASE TERM.......................................................  1
      2.1  Primary Term................................................  1
 3.   RENTAL PAYMENTS..................................................  1
      3.1 Rent.........................................................  1
      3.2 Utilities....................................................  2
      3.3 Interest on Late Payments....................................  2
 4.   USE..............................................................  2
 5.   TAXES............................................................  2
 6.   CONDITION OF PREMISES............................................  2
 7.   MAINTENANCE......................................................  3
      7.1 Landlord's Maintenance.......................................  3
      7.2 Tenant's Maintenance.........................................  3
 8.   ASSIGNMENT AND SUBLETTING........................................  3
 9.   LANDLORD'S TITLE and QUIET ENJOYMENT.............................  3
10.   WARRANTIES, REPAIRS AND ALTERATIONS; LIENS.......................  4
      10.1 Warranties..................................................  4
      10.2 Alterations and Improvements................................  4
      10.3 Liens.......................................................  4
11.   TENANT'S MACHINERY AND EQUIPMENT.................................  4
12.   INSURANCE........................................................  5
      12.1 Fire and Casualty Insurance.................................  5
      12.2 Liability Insurance.........................................  5
      12.3 Personal Property Insurance.................................  5
      12.4 Form of Insurance...........................................  5
      12.5 Waiver of Subrogation.......................................  5
13.   DAMAGE AND CONDEMNATION..........................................  6
      13.1 Damages or Destruction......................................  6
      13.2 Condemnation................................................  6
14.   INDEMNITY........................................................  7
      14.1 Indemnity by Tenant.........................................  7
      14.2 Indemnity by Landlord.......................................  7
15.   RETURN OF PREMISES...............................................  8
16.   HOLDOVER.........................................................  8
17.   EVENTS OF DEFAULT; REMEDIES......................................  8


SECTION                                                               PAGE
-------                                                               ----
      17.1  Events of Default..........................................  8
      17.2 Remedies....................................................  9
      17.3 Landlord Defaults........................................... 10
18.   HAZARDOUS SUBSTANCES............................................. 10
      18.1 Definitions................................................. 10
      18.2 Tenant's Covenant........................................... 10
      18.3 Indemnification by Landlord................................. 11
      18.4 Indemnification by Tenant................................... 11
19.   NOTICE........................................................... 12
20.   ENTRY UPON PREMISES.............................................. 12
21.   GENERAL PROVISIONS............................................... 12
      21.1  Brokers.................................................... 12
      21.2  Amendments................................................. 12
      21.3  Severability............................................... 12
      21.4  Attorney's Fees............................................ 13
      21.5  Time of Essence............................................ 13
      21.6  Waiver..................................................... 13
      21.7  Successors and Assigns..................................... 13
      21.8  Governing Law.............................................. 13
      21.9  Estoppel Agreements........................................ 13
      21.10 Subordination, Non-Disturbance Agreement................... 13
      21.11 Memorandum of Lease........................................ 14
      21.12 Execution of Lease......................................... 14
22.   SIGNAGE.......................................................... 14
      Exhibit A    Premises

                      LEASE AGREEMENT (BUILDING LEASE)


     THIS LEASE AGREEMENT (the "LEASE") is made and entered into as of November __, 1998, by and between AAR POWERBOSS, INC., an Illinois corporation ("LANDLORD"), and MINUTEMAN POWER BOSS, INC., an Illinois corporation ("TENANT").

     WHEREAS, Landlord owns the Premises (as hereinafter defined); and

     WHEREAS, Tenant desires to lease the Premises on the terms and conditions hereinafter set forth; and

     WHEREAS, concurrently with entering into the Lease, Landlord and Tenant are entering into an Option to Purchase dated the date hereof with attached Real Estate Purchase/Sale Agreement (collectively, the "OPTION TO PURCHASE").

     NOW, THEREFORE, in consideration for the mutual covenants herein contained, and other valuable consideration, the parties agree as follows:

     1. LEASED PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord an approximately 133,000 square-foot building and an approximately 2,000 square foot prototype shop, which buildings contain manufacturing, warehousing, assembly and office space, plus approximately _____ acres of land at Anderson Street and Taylor Street, Aberdeen, North Carolina, including parking and loading areas all more particularly described and shown on the attached Exhibit A, together with all appurtenances belonging to or in any way pertaining to said land and buildings (collectively, the "PREMISES").

     2. LEASE TERM.

        2.1 PRIMARY TERM. The primary term of this Lease shall commence as of November 23, 1998 (hereinafter referred to as "COMMENCEMENT DATE") and shall end thirty-six (36) months thereafter on November __, 2001, (hereinafter referred to as "TERMINATION DATE"), unless sooner terminated as provided herein or in the Option to Purchase.

     3. RENTAL PAYMENTS.

        3.1 RENT. Beginning with the Commencement Date, Tenant shall pay to Landlord monthly rent ("RENT") of Seventeen Thousand Dollars ($17,000) in advance on or before the first day of each calendar month during the term hereof. Rent shall be paid to Landlord at

Landlord's address set forth in Section 19 hereof and Rent for any partial months shall be prorated based on the total number of days in that month. All payments by Tenant shall be made in lawful money of the United States. The rent specified in this lease shall be net to Landlord in each year during the lease term in addition to obligations of Tenant with respect to insurance and taxes as provided herein. The net rent shall be paid to Landlord without notice or demand and without abatement, deduction or setoff.

     3.2 UTILITIES. Tenant shall purchase and promptly pay for all utilities and other services (including, but not limited to, water, sewage service charges, garbage or trash removal, fuels, including natural gas, and electricity, including electricity for any heating in the Premises) furnished to and or used in or at the Premises for any purpose.

     3.3 INTEREST ON LATE PAYMENTS. In the event that Tenant fails to pay Rent or any other sum due under any provisions of this Lease when due and such amount is not paid within five (5) business days after written notice of such failure to pay as herein provided, then such sum shall bear interest thereafter at the rate of 10% per annum.

     4. USE. Tenant shall use the Premises for conducting the manufacturing, assembly and/or storage of equipment that sweeps and/or scrubs floors and related business operations including, without limitation, office use, or for any other use permitted by law. Tenant shall comply with all laws, regulations and other governmental requirements relating to its use and occupancy of the Premises. Landlord represents and warrants that as of the date hereof, the specified use of the Premises set forth above complies with applicable zoning and to the best of Landlord's knowledge does not violate any certificate of occupancy or law, ordinance or other governmental regulation, or any covenants, conditions or restrictions of record.

     5. TAXES. The Tenant, in addition to the Rent, shall pay all real estate taxes upon the Premises on or before the date such taxes are due and payable. Ad valorem real property taxes or special improvement taxes levied or assessed against the Premises shall be paid by Landlord. All real estate taxes assessed prior to but payable in whole or in installments after the Commencement Date, and all real estate taxes assessed during the term but payable in whole or in installments after the Commencement Date, shall be adjusted and prorated so that the Landlord shall pay its prorated share for the periods preceding and following the lease term and the Tenant shall pay its prorated share for the lease term.

     6. CONDITION OF PREMISES. It is understood and agreed that the Premises are leased in an "as is, where is" condition without any representations or warranty by Landlord concerning its condition.

     7. MAINTENANCE.

        7.1 LANDLORD'S MAINTENANCE. During the primary term and any extended term of this Lease, Landlord shall, at Landlord's sole cost and expense, perform all maintenance, repairs and replacements relating to the exterior of the roof, building footings, foundations, exterior walls, the building skeleton, bearing columns, interior bearing walls, floor slabs, underground utility and sewer pipes.

        7.2 TENANT'S MAINTENANCE. Except as provided in Section 7.1 hereof, Tenant shall keep and maintain the entire interior and exterior of the Premises and any improvements thereon, including without limitation interior plumbing, heating, air conditioning, ventilation, electrical, interior walls, ceilings, floors, windows, doors, sidewalks, and landscaping, in good order, repair and working condition. Any such maintenance or repairs will be limited to $10,000 per occurrence, except for any damages or repairs caused by Tenant.

     8. ASSIGNMENT AND SUBLETTING. This Lease shall not be assigned by Tenant to any other party, and Tenant shall have no right to sublet the Premises or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.

     9. LANDLORD'S TITLE AND QUIET ENJOYMENT. Landlord represents and warrants that Landlord has fee simple title to the Premises and full right and authority to make this Lease. Landlord covenants that so long as Tenant is not in default hereunder after the expiration of any applicable cure periods under this Lease, Tenant shall have quiet and peaceful possession and enjoyment of the Premises and shall not be interfered with by Landlord, or any party claiming by, through or under Landlord or any party claiming title superior to Landlord.

     10. WARRANTIES, ALTERATIONS AND IMPROVEMENTS; LIENS.

         10.1 WARRANTIES. As soon as possible, Landlord agrees to provide copies of and to the extent assignable, assign to Tenant during the term of this Lease such warranties as may exist for or pertain to the Premises and the improvements thereon to the extent such warranties relate to items that Tenant is obligated to repair pursuant to Section 7.2 hereof, or, if not assignable, to work with Tenant to seek enforcement of such warranties as may be necessary from time to time at Tenant's reasonable request.

         10.2 ALTERATIONS AND IMPROVEMENTS. Except for non-structural changes in amounts not exceeding Twenty-Five Thousand Dollars ($25,000), Tenant shall not make any structural or non-structural alterations, additions or improvements to the Premises without

Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. All such alterations and improvements shall be made with prior written notice to Landlord and in a good and workmanlike manner in accordance with all applicable laws and ordinances. On surrendering possession of the Premises to Landlord at the expiration or sooner termination of the Lease, Landlord agrees to accept the Premises with all alterations and improvements made by Tenant, which shall thereafter become Landlord's property, and Tenant shall not be required to restore the Premises to the condition existing prior to the making of such alterations and improvements at the commencement of the term; provided, however, at Landlord's option, Tenant may be required to remove any such alterations or improvements made by Tenant and restores the Premises to their condition prior to the making of such alterations or improvements if at the time Tenant makes the alterations Landlord notifies Tenant that the alterations are to be removed upon termination of the Lease.

         10.3 LIENS. Tenant shall not permit the Premises to become subject to any liens or encumbrances including but not limited to any mechanics', laborers' or materialmen's lien on account of labor or material furnished to Tenant or claimed to have been furnished to Tenant in connection with work of any character performed or claimed to have been performed on the Premises by, or at the direction of Tenant; provided, however, that Tenant shall have the right to contest, in good faith and with reasonable diligence, the validity of any such lien or claimed lien.

     11. TENANT'S MACHINERY AND EQUIPMENT. Tenant may install in the Premises such machinery and equipment as Tenant deems desirable as long as such machinery is consistent with the use of the Premises as set forth herein, and all of said items shall remain Tenant's property whether or not affixed or attached to the Premises. Tenant may remove said machinery and equipment from the Premises at any time during the term. Tenant shall, prior to expiration of the term of this Lease, repair any damage to the Premises caused by Tenant's installation or removal of any such machinery or equipment.

     12. INSURANCE.

         12.1 FIRE AND CASUALTY INSURANCE. Throughout the term, Tenant, at its sole cost and expense, shall maintain insurance insuring the improvements at any time situated upon the Premises against loss or damage by fire, lightning, wind storm, hail storm, aircraft, vehicles, smoke, explosion, riot or civil commotion as provided by the Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Form ("all risk" coverage). The insurance coverage shall be for not less than 100% of the full replacement cost of such improvements with agreed amount endorsement, and building ordinance coverage. Landlord shall be named as the additional insured and all proceeds of insurance shall be payable to Landlord.

         12.2 LIABILITY INSURANCE. Throughout the term, Tenant shall maintain insurance insuring Tenant, Landlord (as an "additional insured"), and any mortgagee of Landlord of which

Tenant is given written notice, from all claims, demands or actions made by or on behalf of any person or persons, firm or corporation and arising from, related to or connected with the Premises, for bodily injury to or personal injury to or death of any person, or more than one person, or for damage to property in an amount of not less than $2,000,000.00 combined single limit per occurrence/aggregate.

         12.3 PERSONAL PROPERTY INSURANCE. Throughout the term, Tenant shall maintain insurance insuring all contents and Tenant's trade fixtures, machinery, equipment, furniture and furnishings in the Premises to the extent of at least ninety percent (90%) of their replacement cost under Standard Fire and Extended Coverage Policy and all other risks of direct physical loss as insured against under Special Form ("all risk") coverage.

         12.4 FORM OF INSURANCE. All of the aforesaid insurance policies shall be issued by responsible companies reasonably acceptable to Landlord. Certificates of the insurance policies required to be carried by any party hereto, together with satisfactory evidence of payment of the premiums thereon, shall be deposited with the other party hereto at the Commencement Date and renewals thereof not less than thirty (30) days prior to the end of the term of such coverage.

         12.5 WAIVER OF SUBROGATION. Landlord and Tenant hereby waive any claim or right of action, including any right of indemnity under Section 14 hereof, which they may have against the other for loss or damage covered and satisfied by any of the property insurance policies required to be maintained pursuant to the terms of this Lease and covenant and agree to obtain a waiver or waivers in writing from the carrier of such insurance releasing such carrier's subrogation rights as against Landlord and Tenant.

     13. DAMAGE AND CONDEMNATION.

         13.1 DAMAGES OR DESTRUCTION.

         (a) In the event of damage to, or destruction of, any improvements on the Premises, by fire or other casualty, Landlord shall repair, restore or rebuild the same to the condition existing prior to the happening of such fire or other casualty; provided, however, that if the damage or destruction is material and substantial, and in Landlord's reasonable judgment, the Premises cannot be repaired, restored or rebuilt within 180 days after the date of the casualty, Tenant or Landlord shall have the right to terminate this Lease, effective on the date of such damage or destruction, by giving written notice thereof to the other party within 30 days after the event causing the damage or destruction. During the period of repair the Rent shall be reduced to an amount which bears the same ratio as the portion of the Premises then available for use bears to the entire Premises.

                (b) Tenant or Landlord shall immediately upon receipt thereof deposit all insurance proceeds received with respect to such loss into a construction escrow account under the terms of a construction escrow mutually acceptable to Landlord and Tenant (the "CONSTRUCTION ESCROW"). Landlord may withdraw such funds from the Construction Escrow as needed to pay for the repair or rebuilding of the Premises. If Landlord shall not commence the repair or rebuilding of the improvements within a period of sixty (60) days after damage or destruction by fire or otherwise, and prosecute the same thereafter with such dispatch as may be necessary to complete the same within a reasonable period after said damage or destruction occurs, not to exceed one hundred twenty (120) days after the date of commencement of such repair or rebuilding, then, in addition to whatever other remedies Tenant may have either under this Lease, at law or in equity, Tenant may (i) but shall not be obligated to, perform such repairs at Landlord's expense and may use the funds then remaining in the Construction Escrow to complete such restoration, or (ii) terminate this Lease.

          13.2  CONDEMNATION.

                (a) TAKING OF WHOLE. If the whole of the Premises shall be taken or condemned for a public or quasi public use or purpose by a competent authority, or if such a portion of the Premises shall be so taken that, in Tenant's reasonable discretion, Tenant concludes that as a result thereof the balance cannot be used for the same purpose and with substantially the same utility to Tenant as immediately prior to such taking, then in any of such events, the Lease shall terminate upon delivery of possession to the condemning authority, and any award, compensation or damages (hereinafter sometimes called the "AWARD") shall be paid to and be the sole property of Landlord. Tenant shall have the right to make its own claim against the condemning authority for any separate award that may be made by the condemning authority for Tenant's loss of business or for the taking of or injury to Tenant's improvements, or on account of any costs or loss Tenant may sustain in the removal of Tenant's trade fixtures, equipment, furnishings or other removable personal property, or as a result of any alterations, modifications, or repairs which may be required by Tenant in order to place the remaining portion of the Premises in a suitable condition for the continuance of Tenant's business in the Premises.

                (b) PARTIAL TAKING. If only a part of the Leased Premises shall be so taken or condemned, but the Lease is not terminated pursuant to
     Section 13.2(a) hereof, Landlord, at its sole cost and expense, shall repair and restore the Premises and all improvements to a complete architectural unit and the Rent will be adjusted accordingly on a per square foot basis (at the rate of $_____ per square foot of building space). Landlord shall deposit any Award received by Landlord in a Construction Escrow. If Landlord does not commence to promptly restore the Premises to a complete architectural unit or does not complete such restoration within a reasonable period after such taking or condemnation, not to exceed one hundred twenty (120) days, then Tenant may, but shall not be obligated to, terminate the Lease.

     14. INDEMNITY.

         14.1 INDEMNITY BY TENANT.   Tenant shall indemnify, defend (by counsel
reasonably approved by Landlord) and hold harmless Landlord, its officers, directors, shareholders, employees and agents against and from any and all claims, causes of action, liabilities, damages, penalties, costs and expenses (including, without limitation, reasonable attorneys' fees) arising from (i) the occupancy or conduct of business by Tenant on or about the Premises during the term of this Lease, (ii) any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, and (iii) any act or negligence of Tenant or any of Tenant's agents, contractors, servants, employees or licensees, or arising from any accident, injury or damage whatsoever caused to any person or entity (other than to the extent caused by Landlord or Landlord's employees, agents or contractors) occurring on the Premises during the term of this Lease.

         14.2 INDEMNITY BY LANDLORD. Landlord shall indemnify, defend (by counsel reasonably approved by Tenant) and hold harmless Tenant, its officers, directors, shareholders, employees and agents, against and from any and all claims, causes of action, liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys' fees) arising from (i) claims arising from the ownership of the Premises, or the occupancy, use or conduct of business on or about the Premises prior to the term of this Lease, (ii) any breach of any representation or warranty hereunder or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease, (iii) any act or negligence of Landlord or any of Landlord's agents, contractors, employees or licensees occurring on or about the Premises during or prior to the term of this Lease, (iv) any accident, injury or damage whatsoever caused to any person or entity (other than those to the extent caused by Tenant or Tenant's employees, agents or contractors) occurring on or about the Premises prior to the term of this Lease; and (v) the failure of the Premises to comply with all applicable federal, state and local health, safety, zoning, or building codes and regulations to the extent the condition giving rise to such failure to comply existed prior to the term of this Lease.

     15. RETURN OF PREMISES. Subject to Section 10.2 hereof, Tenant agrees to deliver to Landlord physical possession of the Premises upon the termination of the Lease in the same degree of repair as of the Commencement Date, excepting ordinary wear and tear and damage from fire or any other casualty.

     16. HOLDOVER. Should Tenant continue to occupy the Premises after expiration of the term or any renewal thereof Tenant shall be deemed to be occupying the Premises without claim or right and Tenant shall pay Landlord all costs arising out of loss or liability resulting from delay by Tenant in so surrendering the Premises as above provided (excluding consequential damages) and shall pay a charge for each day of occupancy an amount equal to 150% of the Rent (on a per diem basis) then reserved hereunder.

     17. EVENTS OF DEFAULT; REMEDIES.

         17.1 EVENTS OF DEFAULT.

         (a)  Each of the following events shall constitute an Event of Default:

              (i) if Tenant shall fail to pay any rent or any other charge or sum to be paid by Tenant to Landlord when due in accordance with the terms of this Lease and such default shall continue for a period of ten
         (10) business days after written notice thereof to Tenant;

              (ii) if Tenant shall fail to keep or perform or abide by any other requirement, term, condition, covenant or agreement of this Lease and such default shall continue for a period of thirty (30) days after written notice to Tenant of such default, and, if more than thirty (30) days shall reasonably be required to correct the breach complained of in such notice, then if Tenant shall fail to commence promptly to correct such breach and prosecute the same to completion with reasonable diligence;

              (iii) if Tenant shall be adjudged an involuntary bankrupt, or a decree or order approving, as properly filed, a petition or answer filed against Tenant asking reorganization of Tenant under the federal bankruptcy laws as now or hereafter amended, or under the laws of any state, shall be entered, and any such decree or judgment or order shall not have been vacated or set aside within sixty (60) days from the date of the entry or granting thereof;

              (iv) if Tenant shall file or admit the jurisdiction of the court and the material allegations contained in any petition in bankruptcy or any petition pursuant or purporting to be pursuant to the federal bankruptcy laws as now or hereafter amended;

              (v) if Tenant shall institute any proceeding or shall give its consent to the institution of any proceedings for any relief of Tenant under any bankruptcy or insolvency laws or any laws relating to the relief of debtors, readjustment of indebtedness, reorganization, arrangements, composition or extension; or

         (vi) if Tenant shall make any assignment for the benefit of creditors or shall apply for or consent to the appointment of a receiver for Tenant; or a decree or order appointing a receiver of the property of Tenant shall be made and such decree or order shall not have been vacated or set aside within sixty (60) days from the date of entry or granting thereof.

     17.2 REMEDIES. Upon the occurrence of any one or more Events of Default, Landlord may at its election terminate this Lease or terminate Tenant's right to possession only, without terminating the Lease. Upon termination of the Lease, or upon any termination of Tenant's right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately, and deliver possession thereof to Landlord, and hereby grants to Landlord the full and free right, in compliance with applicable law, to enter into and upon the Premises in such event with process of law and to repossess the Premises as Landlord's former estate and to expel or remove Tenant and any others who may be occupying or within the Premises without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, and without relinquishing Landlord's rights to Rent or any other right given to Landlord hereunder or by operation of law. Upon termination of the Lease, Landlord shall be entitled to recover as damages all Rent and other sums due and payable by Tenant on the date of termination, plus an amount equal to the present value of the Rent and other sums provided herein to be paid by Tenant for the residue of the Term hereof. If Landlord elects to terminate Tenant's right to possession only without terminating the Lease, Landlord may, at Landlord's option, enter into the Premises, remove Tenant's signs and other evidences of tenancy, and take and hold possession thereof as hereinafter provided, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from Tenant's obligations to pay the Rent and other sums provided herein to be paid by Tenant for the full term or from any other of its obligations under this Lease, without acceleration. Landlord may relet all or any part of the Premises for such Rent and upon such terms as shall be reasonably satisfactory to Landlord. For the purpose of such reletting, Landlord may decorate or make any repairs in or to the Premises that may be reasonably necessary. If Landlord does not relet the Premises, Tenant shall pay to Landlord on demand damages equal to the amount of the Rent, and other sums provided herein to be paid by Tenant for the remainder of the Term. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the reasonable expenses of such decorations and repairs, to satisfy the Rent and other sums herein provided to be paid for the remainder of the Term, Tenant shall pay to Landlord on demand any deficiency and Tenant agrees that Landlord may file suit to recover any Rent or other sums falling due under the terms of this Section 17.2 from time to time. Landlord shall use reasonable good faith efforts to mitigate its damages arising out of Tenant's default.

          17.3 LANDLORD DEFAULTS. If Landlord defaults in the performance of any of its obligations, covenants and warranties hereunder and such default continues for a period of thirty (30) days after written notice thereof to Landlord from Tenant specifying the nature of such default, or such additional period as Landlord may reasonably require to cure the same (except in an emergency, Landlord shall fail to cure immediately), in addition to all other rights and remedies available to Tenant, Tenant may, at its option, cure the same on behalf of Landlord, whereupon the cost of such cure shall be immediately due and payable to Tenant from Landlord upon written demand therefor by Tenant.

     18.  HAZARDOUS SUBSTANCES. Intentionally Omitted.

     19. NOTICE. All notices or demands required or permitted to be given or served pursuant to this Lease shall be in writing and shall be deemed to have been given or served when received or refused, if sent by United States registered or certified mail, postage prepaid, or by nationally recognized overnight courier, and addressed as follows:

     If to Landlord:            AAR PowerBoss, Inc.
                                1100 North Wood Dale Road
                                Wood Dale, Illinois 60191
                                Attn: President


     If to Tenant:              Minuteman Power Boss, Inc.
                                111 South Rohlwing Road
                                Addison, Illinois 60101
                                Attn:  President

Such address may be changed from time to time by either party by serving notice as above provided.

     20. ENTRY UPON PREMISES. Landlord and Landlord's representatives shall be permitted to enter the Premises at all reasonable times during usual business hours upon 24 hours prior written notice to Tenant (except in case of emergency) for purposes of inspecting the Premises, making any necessary repairs to the Premises and performing any work therein that may be necessary by reason of Tenant's default under the terms of this Lease, or exhibiting the Premises for sale or mortgage financing or, within the last six

(6) months of the Lease term, to prospective tenants.

     21. GENERAL PROVISIONS.

         21.1 BROKERS. Landlord and Tenant each represents and warrants to the other that it has not engaged or dealt with any broker in connection with this Lease. Landlord and Tenant each agree to indemnify and hold the other harmless from and against all liability, claims, demands, damages, or costs of any kind arising from or connected with any broker's commission, finder's fee, consulting fee or other charge claimed to be due any person or entity arising from the indemnifying party's conduct with respect to this Lease.

         21.2 AMENDMENTS. No amendment or modification of this Lease shall be effective unless in writing and executed by Landlord and Tenant.

         21.3 SEVERABILITY. If any term or provision of this Lease shall to any extent be held invalid or unenforceable, the remaining terms and provisions of this Lease shall not be affected thereby, but each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

         21.4 ATTORNEY'S FEES. In the event Landlord or Tenant is required to use the services of any attorney for the enforcement of any of the terms, covenants or provisions hereof, the prevailing party shall be entitled to recover reasonable attorney's fees and expenses from the non-prevailing party.

         21.5 TIME OF ESSENCE. Time is of the essence of this Lease, and all provisions herein relating thereto shall be strictly construed.

         21.6 WAIVER. No waiver of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent or continuing breach of the same or any other provision. Landlord's consent to or approval of any act by Tenant shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act.

         21.7 SUCCESSORS AND ASSIGNS. All of the covenants, conditions, and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, executors, administrators, successors and assigns, when permitted hereunder.

         21.8 GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Illinois.

     21.9 ESTOPPEL AGREEMENTS. Each of Tenant and Landlord agrees that from time to time within ten (10) business days after written request by the other party hereto, it will execute, acknowledge and deliver to the requesting party or to such other party as may be designated by the requesting party, a certificate stating that this Lease is then in full force and effect and has not been modified, supplemented or amended in any way, except as indicated in such certificate; that all conditions and agreements under this Lease to be performed by Landlord or Tenant, as applicable, have been satisfied or performed, except as set forth in such certificate; that, to such party's knowledge, there are no existing defenses or offsets of Tenant, except as indicated in such certificate; that Tenant has not paid any rental more than one month in advance, except as indicated in such certificate; and that, to such party's knowledge, Tenant is not in default in the payment of rent or any of the other obligations required of Tenant under this Lease.

     21.10 SUBORDINATION, NON-DISTURBANCE AGREEMENT. Landlord shall obtain for the benefit of Tenant, and shall deliver to Tenant, from any person now or hereafter holding a mortgage, deed of trust, hypothecation or other security device such person's written assurance that Tenant's occupation and use of the Premises during the initial term and any renewal term shall not be disrupted or disturbed by such person so long as Tenant is not in default under this Lease (after the expiration of any applicable cure period). In connection with such non-disturbance agreement, Tenant shall, within ten (10) business days after Landlord's written request, execute a subordination agreement (in form and substance reasonably acceptable to Landlord and Tenant) in favor of any such mortgagee agreeing that Tenant's rights and interests under this Lease shall be subject and subordinate to such first mortgage or first deed of trust and to any and all advances to be made thereunder, and to the interest thereon, and all renewals, replacements and extensions thereof.

     21.11 MEMORANDUM OF LEASE. Neither party will record this Lease, but each party will, on request by the other party, execute an appropriate memorandum or notice of Lease in form and substance reasonably satisfactory to both parties hereto, and the requesting party may record the same at its expense.

     21.12 EXECUTION OF LEASE. The submission of this document for examination and negotiation does not constitute an offer to lease, or a reservation of, or option for, the Leased Premises and this document shall become effective and binding only upon the execution and delivery hereof by Tenant and by Landlord.

     22. SIGNAGE. Tenant may install, at Tenant's sole cost and expense, exterior signs on the Premises with Landlord's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided such signs comply with all applicable laws and ordinances.

     IN WITNESS WHEREOF, the parties hereto have executed this Lease by and through their corporate officers thereunto duly authorized, the day and year first above written.

LANDLORD:                                 TENANT:

AAR PowerBoss, Inc.,                      Minuteman Power Boss, Inc.,
an Illinois corporation                   an Illinois corporation


By: __________________________            By:__________________________
                                          Name:________________________
Title: _________________________          Title: ______________________

                                    GUARANTY

     FOR VALUE RECEIVED and as an inducement to MINUTEMAN POWER BOSS, INC. entering into the foregoing Lease, the undersigned, being the indirect owner of all the capital stock of AAR PowerBoss, Inc. ("Landlord") does hereby guaranty the prompt and full performance and any payment by Landlord of all Landlord's obligations under the Lease.


Dated: November ____, 1998              AAR Corp.

                                        By:
                                           -----------------------------
                                        Name:
                                             ---------------------------
                                        Title:
                                              --------------------------

                                  Exhibit A
                                  Premises